AGREEMENT FOR PURCHASE AND SALE OF STOCK

        This Agreement For Purchase and Sale of Stock (the “Agreement”) is entered into effective as of the ___ day of __________, 2004 (the “Effective Date”) by and among New World Brands, Inc., a Delaware corporation (the “Company” and /or “Seller”) and Marvin Ribotsky (“Ribotsky”) and Selvin Passen, M.D. and/or assigns (“Passen”) (Passen is hereinafter alternatively referred to as the “Buyer”.

RECITALS

A.	The Company has fifty million (50,000,000) shares of $.01 par value common stock authorized (the “Shares”), of which approximately Nineteen Million Eight Hundred Four Thousand (19,804,000) Shares are issued and outstanding (the “Outstanding Shares”) and approximately Thirty-One Million One Hundred Ninety-Six Thousand (31,196,000) Shares are authorized but unissued and/or held as Treasury Stock (“Company Shares”). The Company also has 1,000 shares of $.01 par value preferred stock authorized but unissued (the Preferred Shares”).

B.	Passen wishes to purchase and the Company wishes to sell to Passen twelve million (12,000,000) of the Company Shares on the terms and conditions set forth herein.

C.	Ribotsky is a substantial shareholder of the Company. Ribotsky is joined as a party to this Agreement to personally guarantee the representations, warranties, covenants and agreements of the Company made herein, and is hereinafter alternatively referred to as a “Guarantor”.

D.	The purchase and sale of the Company Shares and the other transactions contemplated herein are sometimes collectively referred to herein as the “Transactions”.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE

1.01	In reliance upon the representations and warranties contained herein, and subject to the terms and conditions hereof, the parties agree as follows:

(a)	Seller agrees to sell to Buyer and Buyer agrees to purchase from the Seller, twelve million (12,000,000) of the Company Shares in consideration of the purchase price, as hereinafter described.

(b)	At the Closing (as hereinafter defined), the Buyer shall pay the purchase price to Seller via cashier’s check, attorney’s trust account check or wire transfer.

1.02	Purchase Price. The purchase price for the Company Shares, pursuant to the Transactions contemplated herein, shall be $.10 per Company Share. The purchase price for the Company Shares purchased by Buyer shall be One Million Two Hundred Thousand Dollars ($1,200,000,00), subject to adjustments, if any, hereinafter described.

1.03	Determination of Net Liabilities Prior to Closing. The parties have agreed that the Company’s Net Liabilities (as hereinafter defined), as shown on the Balance Sheet of the Company as of April 28, 2004 (as further described in Section 2.06) is not intended to exceed $500,000. In the event the Net Liabilities, as shown on the Balance Sheet exceeds $500,000, then the Buyer may, but shall not be obligated, to terminate this Agreement, in which case no party shall have any further obligation to the other and all information and materials delivered by the Company to the Buyer shall be promptly returned.

1.04	Certain Definitions. For purposes of this Agreement, the following terms shall have the meaning set forth below:

(a)	“Closing Balance Sheet” means a compilation balance sheet of the Company prepared as of the Closing Date based on the same procedures and principles that were applied in the preparation in the Balance Sheet (as hereinafter defined), and determined in accordance with generally accepted accounting principles on a basis consistent with those used in the preparation of the Balance Sheet.

(b)	“Net Liabilities” means the difference between (i) the aggregate of total liabilities appearing on the Balance Sheet and the Closing Balance Sheet, as finally determined pursuant to Section 1.05, and (ii) the sum of accounts receivable and actual inventories on hand appearing on the Closing Balance Sheet, as finally determined pursuant to Section 1.05; provided however, there shall be excluded from the total liabilities on both the Balance Sheet and the Closing Balance Sheet, the items listed on Schedule 1.04(b).

1.05.	Closing Balance Sheet.

(a)	Within fifteen (15) days after the Closing Date, the Company will deliver to the Buyer the Closing Balance Sheet and a certificate executed by the Company’s accounting firm, stating that the Closing Balance Sheet was prepared as provided in Section 1.03(a) and setting forth the computation of the Net Liabilities as of the Closing Date (“Net Closing Liabilities”).

(b)	If Buyer delivers written notice (the “Disputed Items Notice “) to the Company within ten (10) days after receipt by the Buyer of the Closing Balance Sheet and certificate referred to above, stating that Buyer objects to any items in the Closing Balance Sheet, specifying the basis for such objection and setting forth Buyer’s computation of the Net Closing Liabilities, the Company and the Buyer will attempt to resolve and finally determine the Net Closing Liabilities as promptly as practicable. If the parties are unable to do so within ten (10) days after delivery of the Disputed Items Notice, the matter will be resolved by a mutually acceptable nationally recognized independent accounting firm which the parties hereby agree to be _______________________. The fees, costs and expenses of such accounting firm will be borne by the party whose positions generally do not prevail in such determination, or if the accounting firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be shared fifty-fifty between the Company and the Buyer.

(c)	Within five (5) days after the Net Closing Liabilities is determined, the Company shall, pay to the Buyer, the amount, if any, in cash equal to two-thirds (2/3) of the excess of the Net Closing Liabilities as stated on the Closing Balance Sheet over the Net Liabilities as determined prior to Closing.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND GUARANTOR

        The Company and Guarantor hereby jointly and severally represent and warrant to the Buyer that each of the statements contained in this Article II is true and correct and will be true and correct as of the Closing Date, provided, however, the Guarantor’s representations and warranties shall not be applicable with respect to any event which occurred prior to October 17, 2001.

2.01	Organization, Power and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority (corporate and otherwise) to own, lease and operate its properties and to carry on the business of wine and ready to drink mixed cocktails distribution as currently conducted by the Company (collectively, the “Business”).

2.02	Foreign Jurisdictions. The Company is duly qualified and authorized to do business in Florida as a foreign corporation or the Company is not required to be qualified or authorized to do business in Florida in order to conduct the Business as currently conducted. The Company is authorized to do business as a foreign corporation and is in good standing in each of the jurisdictions, if any, listed on Schedule 2.02. The Company is not required to qualify to do business in any other jurisdiction in which the failure to so qualify would have a Material Adverse Effect. As used herein,“Material Adverse Effect” means an effect which is materially adverse to the Business, assets, affairs, condition (financial or otherwise) or prospects of the Company, or which would have such a material adverse effect after the Closing.

2.03	Subsidiaries. Except as disclosed on Schedule 2.03, the Company has no subsidiaries and does not, directly or indirectly, own or have the right to acquire any equity interest in any corporation, joint venture, partnership or other entity. Except as disclosed on Schedule 2.03, the Company does not have any investment in, loan to or material advance of cash or other extension of credit to any entity or individual, other than in the ordinary course of business.

2.04	Validity and Enforceability. This Agreement is, and each of the other agreement and instruments of the Company and any Seller contemplated hereby will be, the valid and binding obligations of the Company and the Sellers who are parties thereto, enforceable in accordance with their respective terms.

2.05	Capitalization.

(a)	The authorized and issued shares of the Company is as set forth on Schedule 2.05 hereto. The Company’s outstanding capital stock consists solely of the Outstanding Shares, as set forth on Schedule 2.05 hereto, all of which are duly authorized, validly issued, fully paid and nonassessable.

(b)	The Company Shares, as described on Schedule 2.05, are all duly authorized and have either never been issued or have been validly issued and repurchased by the Company and are properly held as treasury shares.

(c)	The Buyer will at the Closing acquire good and marketable title to the Company Shares being purchased hereunder, free and clear of any liens, encumbrances, security interests, claims, or restrictions, other than restrictions under applicable securities laws, and in full compliance with all federal and state securities laws.

(d)	Except as set forth on Schedule 2.05(d), there are no outstanding options, respectively, warrants, convertible or exchangeable securities or other rights that could obligate the Company to issue shares of its capital stock or other securities; and all of such rights will have been terminated on or before the Closing.

(e)	Except as set forth on Schedule 2.05(e), (i) the Company is not subject to any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any of its equity securities, and (ii) no person has any right of first refusal or preemptive right in connection with the issuance or sale of the Company Shares listed on Schedule 2.05(e) or with respect to any future offer, and sale or issuance of securities by the Company or the Sellers; all of such obligations and rights will have been terminated on or before the Closing.

2.06	Financial Statement and Condition. The Company has delivered to the Buyer an audited balance sheet as at May 31, 2003 and an unaudited balance sheet as at February 29, 2004, as filed in accordance with the Company’s Forms 10 K and10Q, respectively, filed with the U.S. Securities and Exchange Commission, and audited and unaudited, respectively, statements of income and retained earnings for the fiscal periods then ended. The Company has also furnished to the Buyer the unaudited compiled balance sheet (the “Balance Sheet”) of the Company as of April 28, 2004 (the “Balance Sheet Date”) and the unaudited statements of income and retained earnings of the Company for the two (2) month period then ended. Such financial statements and the notes thereto, if any, are complete and accurate in all material respects and fairly present the financial condition and the results of operations of the Company at the respective dates thereof and the results of its operations for the periods then ended, and were prepared in accordance with the books and records of the Company in conformity with generally accepted accounting principles, consistently applied during the periods covered thereby, except in the case of unaudited financial statements for the omission of footnotes and normal, immaterial year-end adjustments.

2.07	Material Adverse Changes. Since the Balance Sheet Date, the Company has operated only in the usual and ordinary course, and there has been no (a) acquisition or disposition of assets or securities, or commitment therefor by the Company, except in the ordinary course of business (and even if in the ordinary course of business, not in excess of $2,500.00 in any single instance except to the extent set forth on Schedule 2.07; (b) liens, security interests or encumbrances placed upon any of the Company’s assets; (c) increase in the compensation or commission rates payable by any Company to any officer, director, employee or independent contractor, or payment or agreement to pay any bonus or similar payment (other than bonus payments to which the Company is committed, and which are disclosed in this Agreement), other than an shown on Schedule 2.07; (d) dividend or distribution, redemption, recapitalization, or other transaction involving the capital stock of the Company other than as set forth on Schedule 2.07; or (e) other event or condition which could have a Material Adverse Effect.

2.08	Material Contracts. Schedule 2.08 sets forth a complete and accurate list of all:

(a)	contracts with respect to which the Company has any liability or obligation involving more than $5,000.00 contingent or otherwise, or which may extend for a term of more than one year after the Closing other than purchase and/or sale orders entered into in the ordinary course of business;

(b)	contracts under which the amount payable by the Company is dependent on the revenue, income or similar measure of the Company or any other person or entity;

(c)	licenses, leases, contracts and other arrangement with respect to any material property of the Company, including without limitation, all real estate leases, material software licenses and material sales and supply contract;

(d)	agreements, contracts or instruments to which the Company is a party relating to the borrowing of money, the capital lease or purchase on an installment basis of any asset, or the guarantee of any of the foregoing;

(e)	contracts of the Company with officers, directors or stockholders of the Company or their relatives or Affiliates (as used herein, “Affiliate” has the meaning ascribed to it in Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”);

(f)	all agreements relating to securities of the Company or rights in connection therewith;

(g)	contracts which place any material limitation on the method of conducting or the scope of the Company’s Business;

(h)	employment, collective bargaining, severance, consulting, deferred compensation, benefit and similar plans and agreements involving the Company;

(i)	contracts with sales representative or distributors; and

(j)	other material contracts, instruments, commitments, plans and arrangements of the Company, including without limitation any contracts that would be required to be disclosed as an exhibit to a Registration Statement on Form S-1 under the Securities Act filed by the Company.

        All the foregoing (whether written or unwritten), including all amendments or modifications thereto, are referred to as “Material Contracts”. The Company has furnished to the Buyer copies of all Material Contracts. Each material Contract set forth the entire agreement and understanding between the Company and the other parties thereto. Each Material Contract is valid, binding and in full force and effect, and there is no event which has occurred or exists, which constitutes or which, with notice, the happening of any event and/or the passage of time, would constitute a material default or breach under any such contract by the Company or, to the Sellers’ knowledge, any other party thereto, or would cause the acceleration of any obligation of any party thereto or give rise to any right of termination or cancellation thereof.

2.09	Real Property. The Company does not own any interest in real property. The Company does not have any leasehold interest in real property.

2.10	Personal Property. Except as listed on Schedule 2.10, the Company has good and marketable title to or a valid leasehold or license interest in each item of personal property used by it in the Business (including good and marketable title to all assets reflected on the Balance Sheet other than those disposed of since the Balance Sheet Date in the ordinary course of business), free and clear of any charges, security interests or encumbrances of every kind, nature and description. All material operating assets of the Company are in good operating condition and repair, normal wear and tear excepted. The assets and properties of the Company include all assets necessary for or currently used in the conduct of the Business and are adequate to conduct the operations of the Company as currently conducted.

2.11	Intellectual Property. Schedule 2.11 sets forth all patents, trademarks, service marks, trade names, logos, brand names, copyrights, franchises, industrial designs, licensees and all royalty agreements and other rights or obligations with respect to the foregoing (collectively, with any registrations and applications with respect to t he issuance or granting of any of the foregoing, the “Intellectual Property”) owned or used by the Company. The Intellectual Property set forth on Schedule 2.11 includes all intellectual property used by the Company for the conduct of the Business. Sellers are unaware of any other intellectual property necessary for the conduct of the Business. Sellers are unaware of any violating or infringing uses by the Company in connection with the conduct of the Business of any trademark, service mark, trade name, patent or copyright owned by any other person or entity, and no claim has been made asserting the invalidity, unenforceability or misuse of any of the Intellectual Property. To the knowledge of the Sellers, no person or entity is violating or infringing any of the Intellectual Property.

2.12	Accounts Receivable. All of the accounts receivable of the Company as of the Closing (regardless of age) will be valid and enforceable claims fully collectible within nine months from the date of invoice and not subject to set-off or counterclaim. All accounts receivable arose out of bona fide transactions in the ordinary course of business.

2.13	Inventories. The inventory of the Company reflected on the Balance Sheet, and all inventory thereafter acquired or produced by it, net of write-downs and reserves on the Balance Sheet, consists and as of the Closing will consist of finished goods saleable or usable within one year in the ordinary course of business. The inventory of the Company is and as of the Closing will be fit and sufficient for the purposes for which it was provided or manufactured and will be normal and reasonable in kind and amount in light of the normal needs of the Business.

2.14	Claims. Except as set forth on Schedule 2.14, no claims or threatened claims have been made to or against the Company alleging any material defects in the Company’s services or products, or alleging any material failure of the Company’s products to meet specifications.

2.15	Required Consents. Except for the consents specified on Schedule 2.15, no consent, order, authorization, approval, declaration or filing, including, without limitation, any consent of the Company’s shareholders, consent, approval or authorization of or declaration or filing with any governmental authority, regulatory body, court or any party to a Material Contract, is required on the part of the Sellers or the Company for or in connection with the execution, delivery or performance of this Agreement or the conduct of the Business by the Company after the Closing, or to prevent a default. The Company has no reason to believe that all of the required consents and approvals will not be obtained. Subject to obtaining the consents specified on Schedule 2.15, the execution, delivery and performance of this Agreement and the other instruments and agreements contemplated hereby by the Company and the Buyer will not result in any violation of, be in conflict with or constitute a default under, any law, statute, regulation, ordinance, contract, agreement, instrument, judgment, decree or order to which the Company is a party or by which the Company is bound.

2.16	Securities Regulatory and Legal Compliance. The Company is in compliance in all material respects with all foreign, federal, state and local (specifically including all securities related) statutes, laws, by-laws, ordinances, judgments, decrees, orders or governmental rules, regulations, policies and guidelines applicable to it. The Company has not received any notice from any governmental or regulatory authority or otherwise of any alleged violation or noncompliance.

2.17	License and Permits. Schedule sets forth all licenses, permits and authorizations of governmental authorities held by the Company which are material to the Company or the Business. The Company is in material compliance with all such licenses, permits and authorizations, all of which are in full force and effect. To the best of Sellers’ knowledge, there are no other such licenses, permits or authorizations which are material to the Company or any material division thereof, or the Business as currently conducted or proposed to be conducted.

2.18	Tax Matters.

(a)	Definitions. For purposes of this Agreement, the following definitions shall apply:

(i)	“Tax” shall not mean any governmental tax assessment, fee, duty, levy or charge of any kind, including without limitation any interest, penalty or addition related thereto.

(ii)	“Tax Returns” shall mean all reports, estimates, declaration of estimated tax, information statements and returns relating to, or required to be filed in connection with any Taxes and any schedules attached to or amendments of (including refund claims with respect to) any of the foregoing.

(b)	Tax Returns Filed and Taxes Paid. Except as set forth on Schedule 2.18 (b) hereto: (i) all Tax Returns required to be filed by or on behalf of the Company on or before the Closing Dated have been duly filed on a timely basis, (ii) such Returns are true, complete and correct and (iii) all Taxes owed by the Company, whether or not shown on any Tax Return, have been timely paid. The Company (A) except as set forth on Schedule 2.18 (b), has never been audited or received notice of initiation thereof by any governmental taxing authority for which the statute of governmental taxing authority for which the statute of limitations for assessment of Tax remains open, (B) has never extended any applicable statute of limitations regarding Taxes for which the statute of limitations for assessment of Tax remains open, (C) is not liable, contractually or otherwise, for the Taxes of any other person (other than Taxes such as sales and uses Taxes arising in the ordinary course of the Company’s business, (D) is not a “consenting corporation” under Section 341 (f) of the Code, (E) has not agreed to or is not required to make any adjustment under Code Section 481 (a) or 263A (as a result of any examination by a Taxing Authority), (F) is not a party to any Tax allocation or sharing agreement, (G) has never participated in the filing of any consolidated, combined or unitary Tax Return; except as set forth in the Company’s Tax Returns described in its Form 10Q dated February 29, 2004; and (H) the Company is a “United States person” as such term is used in Code Section 1445.

2.19	Litigation. Except as set forth on Schedule 2.19, there is no action suit, proceeding or investigation before any court, arbitrator, governmental authority or similar body, pending or threatened against the Company, or, to the knowledge of the Sellers, against any officer, director or employee of the Company in relation to the affairs of the Company.

2.20	Employees and Compensation.

(a)	The Company is in compliance with all applicable federal state and local laws and regulations respecting employment and employment practices, and terms and condition of employment and wages and hours. Except as described on Schedule 2.20, none of the Company’s employees is represented by a union; and there is no labor strike, dispute, arbitration, grievance, slowdown, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee of the Company or any labor union pending or, to the best knowledge of the Sellers, threatened against the Company.

(b)	There are no employment or consulting contracts or arrangements (other than those terminable at will) with any employees or consultants of or associated with the Company other than as described on Schedule 2.08. Schedule 2.20 sets forth a complete list of all employees of and consultants to the Company, showing date of hire, hourly rate or salary or other basis of compensation and other benefits accrued as of a recent date, and job function of salaried employees.

2.21	ERISA; Compensation and Benefit Plans. There are no employee compensation and benefit plans, agreements, commitments, practices or arrangements of any type (including, but not limited to, plans described in Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) offered, maintained or contributed to by the Company for the benefit of current or former employees or directors of the Company, or with respect to which the Company has or may have any liability, whether direct or indirect, actual or contingent (including, but not limited to, liabilities arising from affiliation under Section 414 (b), (c), (m) or (o) of the Code or Section 4001 of ERISA) (collectively, the “Benefit Plans”). There are no material compensation or benefit plans, agreements, commitments, practices or arrangements of any type providing benefits to employees or directors of the Company, or with respect to which the Company may have any liability, other than the Benefit Plans.

2.22	Environmental Matters. The ownership or use of the Company’s premises and assets, the occupancy and operation thereof, and the conduct of the Company’s operations and Business are in compliance with all applicable federal, state and local laws, ordinances, regulations, standards and requirements relating to pollution, environmental protection, hazardous substances and related matters. There is no liability attaching to such premises or assets or the ownership or operation thereof as a result of any hazardous substance that may have been discharged on or released from such premises, or disposed of on-site or off-site, or any other circumstance occurring prior to the Closing or existing as of the Closing. For purposes of this Section, “hazardous substance” shall mean oil or any other substance which is included within the definition of a “hazardous substance”, “pollutant”, “toxic substance”, “toxic waste”, “hazardous waste”, “contaminant” or other words of similar import in any federal, state, or local environmental law, ordinance or regulation.

2.23	Insurance. Schedule 2.23 sets forth all insurance policies under which the Company is insured, all of which are valid and in full force. All premiums due to date under such policies have been paid, and no default exits thereunder. Except as set forth on Schedule 2.23, the Company has not received any notice of any proposed increase in the premiums payable for coverage, or proposed reduction in the scope (or discontinuation entirely) of coverage, under any of such insurance policies.

2.24	Bank Accounts. Schedule 2.24 sets forth a true, correct and complete list showing the name and address of each banking institution, mutual fund or stock brokerage firm in which the Company has accounts or safe deposit boxes, the account numbers or box numbers relating thereto and the name of each person authorized to draw thereon or to have access thereto.

2.25	Affiliate Transactions. Except as set forth on Schedule 2.25, (a) the Company is not a party to any contract or arrangement, or indebted, either directly or indirectly to any of its officers, directors or stockholders, their relatives or Affiliates, and (b) none of such persons or entities is indebted to the Company or has any direct or indirect ownership interest in, or any contractual relationship with, any person or entity with which the Company is or was affiliated or with which the Company has a business relationship, or any person or entity which, directly or indirectly, competes with any Company.

2.26	Absence of Material Undisclosed Liabilities. Except for (a) accounts payable and accrued expenses reflected on the Balance Sheet and other similar amounts incurred in the ordinary course of business since the Balance Sheet Date, (b) obligations of future performance under contracts set forth on a Schedule hereto and other contracts entered into in the ordinary course of which are not required to be listed on a Schedule hereto, and (c) as set forth on Schedule 2.26, as of the Closing Date, the Company will have no material liabilities or obligations, whether absolute, accrued, contingent or otherwise and whether due or to become due.

2.27	Brokers. Except as set forth on Schedule 2.27, no finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Company or the Guarantor in connection with the negotiation or consummation of this Agreement or the Transactions.

2.28	Powers of Attorney. Except as listed on Schedule 2.28 the Company has no outstanding powers of attorney.

2.29	Books and Records. All corporate action of the Company’s board of directors and its stockholders has been duly authorized in accordance with applicable law and the articles of inspection and by-laws of the Company and has been duly and accurately recorded in the Company’s minute books. The general ledgers and books of the Company, its minute books, stock transfer records and all of its other books, accounts and records (the “Company’s Records”) are in all material respects complete and correct and have been maintained in accordance with good business practice and all applicable laws and regulations.

2.30	Disclosure. The representations, warranties and other statements of the Company and the Guarantor contained in this Agreement (specifically including the Schedules and Exhibits hereto notwithstanding that the Company and the Guarantor may not have independently prepared said Exhibits and Schedules) and the other documents, certificates and written statements furnished to the Buyer by or on behalf of the Company or the Guarantor pursuant thereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE BUYER

        The Buyer represents and warrants to the Company that each of the statements contained in this Article III is true and correct and will be true and correct as of the Closing Date:

3.01	Restricted Stock. The Company Shares to be acquired by the Buyer are being acquired by the Buyer in a manner in which Buyer will comply with all applicable securities laws.

3.02	Economic Risk; Sophistication. The Buyer is able to bear the economic risk of an investment in the Company Shares to be acquired, can afford to sustain a total loss of such investment and has such knowledge and experience in financial and business matters that the Buyer is capable of evaluating the merits and risks of the proposed investment.

3.03	Authority. The Buyer has all requisite power and authority to enter into this Agreement and perform his or its obligations hereunder, and this Agreement constitutes a valid and binding obligation of the Buyer enforceable against him or it in accordance with its terms.

3.04	Brokers. Except as set forth on Schedule 2.27, no finder, broker, agent, financial advisor or other intermediary has acted on behalf of Buyer in connection with the negotiation or consummation of this Agreement or any of the Transactions and no such person or entity is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by Buyer.

3.05	No Conflict. The execution, delivery and performance of this Agreement and the other instruments and agreements contemplated hereby by the Buyer will not result in any violation of, be in conflict with or constitute a default under, any law, statute, regulation, ordinance, contract, agreement, instrument, judgment, decree or order to which the Buyer is a party or by which he or it is bound.

ARTICLE IV
COVENANTS OF THE COMPANY AND THE GUARANTOR

4.01	Conduct of the Business.

(a)	The Company will, and the Guarantor will cause the Company to, prior to the Closing:

(i)	maintain its corporate existence;

(ii)	use all reasonable efforts to preserve its business organization intact, retain its permits, licenses and franchises, preserve the existing contracts and goodwill of its customers, suppliers, personnel and others having business relations with it;

(iii)	conduct its business only in the ordinary course; and

(iv)	use all reasonable efforts to operate in such a manner as to assure that the representations and warranties of the Company and Guarantor set forth in this Agreement will be true and correct as of the Closing Date.

(b)	The Company will not, and the Guarantor will cause the Company to not, prior to he Closing, without the Buyer’s prior written consent, which shall not be unreasonably withheld or delayed:

(i)	change its method of management or operations in any material respect;

(ii)	dispose of or acquire any material assets or properties or make any commitment to do so, other than in the ordinary course of business;

(iii)	incur any indebtedness for borrowed money, make any loans or advances, assume, guarantee or endorse or otherwise become responsible for the obligation of any other person or entity, or subject any of its properties or assets to any lien, security interest or encumbrances;

(iv)	modify, amend, cancel or terminate any Material Contract or any other existing agreement material to the Company or its Business, including the making of any prepayment on any existing obligation;

(v)	make any change in the compensation paid or payable to any officer, director, employee, agent, representative or consultant of the Company as shown on Schedule 2.20, except to the extent disclosed on Schedule 2.20, or pay or agree to pay any bonus similar payment (other than bonus payments to which any Company is committed, and which are disclosed in this Agreement);

(vi)	make any dividend or distribution, redemption, recapitalization or other transaction involving the capital stock of the Company;

(vii)	enter into any contract or agreement with respect to which the Company has any liability or obligation involving more than $2,500.00 contingent or otherwise, or which may otherwise have any continuing effect after the Closing, other than in the ordinary course of business, or which may place any material limitation on the method of conducting or scope of the Business; or

(viii)	take any other action which would have a Material Adverse Effect or would adversely affect or detract from the value of the Company, its assets or the Business.

4.02	Access. Until the Closing Date, the Company will grant to the Buyer, his or its advisors and financing sources and their respective representatives, during normal business hours, access to its properties, records, books of account, contracts and other documents of the Company, and, within reason, to any employees, advisors, consultants and other personnel of the Company, requested by either Buyer, and, within reason , to other third parties reasonably requested for confirmation of other information obtained under this Section 4.02. No investigation or findings of the Buyer shall affect the representations and warranties of the Company and/or Guarantor hereunder and/or the covenants of confidentiality of the Buyer as set forth in 5.03.

4.03	Efforts. The Company and the Guarantor will use all reasonable efforts to cause the conditions specified in Article VII to be satisfied as soon as practicable.

4.04	Nonsolicitation. Neither the Company nor the Guarantor will, directly or indirectly, (a) solicit any competing offers for the purchase of the Company or all or any substantial portion of its stock or its assets (including by merger or in any other form of transaction) or (b) negotiate or otherwise respond, other than to decline to enter into such negotiations, with respect to any unsolicited offer or indication of interest and will promptly disclose to the Buyer all such unsolicited offers or indications of interest.

ARTICLE V
COVENANTS OF THE BUYER

5.01	Representations and Warranties. Until the Closing Date, Buyer will not take any action that would cause any of the representations and warranties made by Buyer in this Agreement not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

5.02	Efforts. Buyer will use all reasonable efforts to cause the conditions specified in Article VII to be satisfied as soon as practicable.

5.03	Confidentiality. Pending the Closing, all proprietary information obtained by the Buyer from or on behalf of the Company will be kept confidential and will not be disclosed by the Buyer other than to his or its directors, officers, employees, advisors and financing sources; provided that the foregoing restriction shall not apply to information which (a) is lawfully and independently obtained by Buyer from a third party without restriction as to disclosure by the Buyer, (b) was known by Buyer prior to his or its disclosure by or on behalf of the Company, (c) is in the public domain or enters into the public domain through no fault of Buyer, (d) is independently developed by Buyer without reference to information provided by the Company, or (e) Buyer is required by law or legal process to disclose. If this Agreement is terminated, Buyer will cause to be delivered to the Company all materials obtained by Buyer from or on behalf of the Company, whether obtained before or after the execution hereof.

5.04	Noninterference. Pending the Closing, Buyer shall not interfere with the operation of the Company’s Business; provided, however, the parties acknowledge that Buyer shall continue to conduct his or its due diligence investigation of the Company from the date hereof through the closing date and shall be given full access by the Company to all of its books, records, information and properties in connection therewith. The Company acknowledges that it has given Buyer permission to disclose certain information concerning the Company to Buyer’s legal and financial advisors in connection with Buyer’s investigation of the Company, which the Company acknowledges shall not constitute interference with its Business.

ARTICLE VI
COVENANTS OF THE COMPANY, THE GUARANTOR
AND THE BUYER

6.01	Consistent Tax Reporting. The Guarantor, Company and the Buyer shall (a) treat and report the transactions contemplated by this Agreement in all respects consistently for the purposes of any federal, state, local or foreign tax and (b) not take any actions or positions inconsistent with the obligations of the parties set forth herein.

6.02	Securities Matters/Press Releases/Disclosures. The Company shall cause all reporting, returns and registrations required to be made under any state or federal securities laws including but not limited to the Securities Act to reflect the Transactions to be made on a timely basis. In addition, the Company shall cause all required press releases regarding both the execution and delivery of this Agreement and the closing of the Transactions to be timely and accurately made, with prior consent of the Buyer, and shall cause all other required disclosures, if any, to be made on a timely basis.

6.03	Certain Taxes. All transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Company when due, and the Company will, at the Company’s expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees.

6.04	HSR Act Filings. To the extent required in connection with the transactions contemplated by this Agreement, the Buyer and the Company shall promptly make or cause to be made any and all required filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and will request early termination of the waiting period required under the HSR Act. The parties agree to cooperate and promptly respond to any inquiries or investigations initiated by the Federal Trade Commission or the Department of Justice in connection with such filings.

6.05	Obligations to Disclose. If the Company, either of the Guarantor or the Buyer becomes aware of an inaccuracy in a schedule or exhibit hereto, such party shall so inform the other(s).

6.06	Amendment of Contract/Schedules. In the event any party becomes aware of an inaccuracy in a schedule or exhibit hereto and/or in the Agreement due to Buyer’s continued due diligence or otherwise, the parties agree to cooperate to make such amendments to this Agreement as shall be reasonably necessary to correct such inaccuracy(ies).

ARTICLE VII
CONDITIONS TO CLOSING

7.01	Conditions to Obligations of the Buyer. Unless waived in writing by the Buyer, the obligation of the Buyer hereunder to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions (provided that the conditions set forth in Sections 7.01 (j) and (k) shall be deemed waived unless Buyer specifically identifies to the Company his or its dissatisfaction thereunder on or before the Closing Date.

(a)	Representations and Warranties True. The representations and warranties contained in Article II shall be true and accurate in all material respects (except that the representations and warranties in Sections 2.01 and 2.05 shall be true and correct in all respects) on and as of the date of the Closing with the same effect as though made on and as of such date.

(b)	Covenants Performed. The Company and the Guarantor shall have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by them hereunder on or prior to the date of the Closing.

(c)	Securities Act. The consummation of the Transactions contemplated hereby shall be in compliance with the Securities Act. The Company shall have completed and/or made arrangements for all disclosures, notices, releases and/or filings required by the Securities Act.

(d)	Compliance Certificate. The Buyer shall have received a certificate of the Company certifying as to the matters set forth in Subsections (a), (b) and (c) above.

(e)	Licenses, Consents, etc. Received. The Company and the Guarantor shall have obtained and delivered to the Buyer copies of all consents, licenses, approvals and permits of other parties (i) listed on Schedule 2.15 or (ii) otherwise required to be obtained for the Transactions contemplated hereby and, as to which the failure to obtain the same would have a Material Adverse Effect or interfere with the Company’s right or ability to consummate the Transactions, or the Company’s ability to carry on the Business after the Closing, and no such consent, license, approval or permit shall have been withdrawn or suspended.

(f)	No Injunction. The consummation of the Transactions contemplated hereby shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction.

(g)	Share Certificates. The Buyer shall have received certificates or other indicia evidencing the Company Shares in compliance with the Securities Act.

(h)	Certificates; Documents. The Buyer shall have received such other certificates, documents and materials as they shall reasonably request.

(i)	Shareholder and Director Approval. The Company shall have obtained approval of the Transactions by the Board of Directors of the Company and shall have delivered an appropriate Certificate and Corporate Resolution thereof to the Buyer. The Certificate shall also state that Shareholder approval of the Transactions is not required in accordance with Sections 6.07.0901, 6.07.0902 and 607.0903 of the Florida Statutes and comparable provisions regarding control share acquisitions and affiliated transaction under applicable Delaware corporate law.

(j)	Board of Directors. The Company shall have delivered to Buyer contemporaneously with the closing, appropriate corporate resolutions, resignations (as applicable) and other documents and instruments reasonably requested by Buyer and/or his or its counsel to establish that the Board of Directors of the Company, effective as of the Closing Date, shall consist of the persons whose names are listed on Schedule 7.01(j).

(k)	Opinion of Counsel to the Company and the Guarantor. The Buyer shall have received an opinion of counsel to the Company and the Guarantor, dated as of the date of the Closing, covering the matters set forth in Exhibit 7.01(k)

(l)	Termination of Contracts. The Buyer shall have received evidence satisfactory to it of the termination (without any further liability of the Company) of all of the contracts and obligations set forth on Schedule 2.05 (e), if any.

(m)	Registration Statement/Options. The Company shall have prepared and shall file contemporaneously with the Closing, if required, a registration statement under Form S-8 of the Securities Act, or as otherwise required by law, with respect to options for one million five hundred thousand (1,500,000) Company Shares granted to Passen, effective as of the Closing, required in connection with the Transactions and shall otherwise comply with the grant of options referred to in Section 11.01 hereof.

(n)	Market Standoff Agreement. The Company and Ribotsky shall have executed and delivered a market standoff agreement, in form and substance satisfactory to Buyer, pursuant to which Ribotsky will agree to limit the number of shares of Company stock that he may sell to one hundred thousand (100,000) shares per month, for a period of one (1) year after closing.

(o)	Listing. The Company, as of the Closing Date, shall continue to be listed on OTCBB and NASDAQ and in good standing on such exchanges.

(p)	NOL Carryover. The Company and the Buyer shall have received such opinions and/or other information satisfactory to them, in their reasonable discretion, that the Transactions contemplated herein and in connection with the contemporaneous acquisition of Company Shares by Maple Leaf Distillers, Inc., as hereinafter described, shall not adversely affect the Company’s ability to utilize its NOL carryover.

(q)	Fairness Opinion. The Company and the Buyer shall have received an opinion from Caymus Partners, LLC (or such other investment banking firm acceptable to the parties) stating that the Transactions contemplated herein are fair and reasonable and that the consideration paid for the Company Shares is fair and reasonable in light of the Company’s financial condition.

(r)	Actions and Proceedings. Prior to the Closing, all actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incident hereto and all other legal matters required for such transactions shall have been reasonably satisfactory to counsel for the Buyer.

7.02	Conditions to Obligations of the Company and the Guarantor. Unless waived in writing by the Company, the obligations of the Company and the Guarantor hereunder to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions:

(a)	Representations and Warranties True. The representations and warranties contained in Article III shall be true and accurate in all material respects on and as of the date of the Closing with the same effect as though made on and as of such date.

(b)	Covenants Performed. The Buyer shall have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by him or it under this Agreement on or prior to the date of the Closing.

(c)	Compliance Certificate. The Company shall have received a certificate of Buyer certifying as to the matters set forth in Subsections (a) and (b) above.

(d)	No Injunction. The consummation of the Transactions contemplated hereby shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction.

(e)	Purchase Price. Buyer shall have paid the Purchase Price.

(f)	Certificates; Documents. The Company and the Guarantor shall have received such certificates, documents and materials as they shall reasonably request.

(g)	Actions and Proceedings. Prior to the Closing, all actions, proceedings, instruments and documents required to carry out the Transactions contemplated hereby or incident hereto and all other legal matters required for such Transactions shall have been reasonably satisfactory to counsel for the Company and the Guarantor.

ARTICLE VIII
TERMINATION

8.01	Termination. This Agreement and the Transactions contemplated hereby may be terminated at any time prior to Closing:

(a)	by mutual written consent of the Buyer and the Company;

(b)	by the Buyer, if the Company shall have breached or failed to perform in any material respect any of their obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Sellers set forth in this Agreement shall not be true in any material respect, and such breach, failure or misrepresentation is not cured to the Buyer’s reasonable satisfaction within ten (10) days after the Buyer gives the Company written notice identifying such breach, failure or misrepresentation;

(c)	by the Company if the Buyer shall have breached or failed to perform in any material respect any of his or its obligations, covenants or agreements under this Agreement, or any of the representations and warranties of the Buyer set forth in this Agreement shall not be true in any material respect, and such breach, failure or misrepresentation is not cured to the Company’s reasonable satisfaction within ten (10) days after the Company gives the Buyer written notice identifying such breach, failure or misrepresentation.

(d)	by the Buyer, if any of the conditions set forth in Section 7.01 become incapable of satisfaction;

(e)	by the Company, if any of the conditions set forth in Section 7.02 become incapable of the satisfaction; or

(f)	by the Buyer or the Company, if the Closing shall not have occurred on or before May 31, 2004 or such other date, if any, as the Buyer and Company may agree in writing, except that this Agreement may not be terminated under this Section by any party that is in breach of any representation or warranty or in violation of any covenant or agreement contained herein.

8.02	Effect of Termination.

(a)	If this Agreement is terminated (i) under Section 8.01(a) herein or (ii) under Sections 8.01(d), (e), (f) or (g) herein at a time when no party is in breach of a representation or warranty or in violation of a covenant or agreement contained herein, all further obligations of the Company and the Guarantor to the Buyer and of the Buyer to the Company and the Guarantor, except with respect to the obligations under Sections 4.02, 5.03 and 5.04, will terminate without further liability of any party hereto.

(b)	If this Agreement is terminated under Section 8.01(b), (c), (d), (e), (f) or (g) herein at a time when one or more parties is in breach of a representation or warranty or in violation of a covenant or agreement contained in this Agreement, the liabilities and obligations of the parties not in breach or violation of this Agreement shall terminate, and the party or parties which are in breach or violation of this Agreement shall remain liable for such breaches and violations, and nothing shall be deemed to restrict the remedies available against such party or parties.

8.03	Maple Leaf Contract. The Company and Guarantor are contemporaneously entering into an Agreement for Purchase and Sale of Stock with Maple Leaf Distillers, Inc., as Buyer, upon terms and conditions comparable to this Agreement (the “Maple Leaf Agreement”), which Maple Leaf Agreement is contemplated to close contemporaneously with the closing of the Transactions.

ARTICLE IX
CLOSING

        The transfer of the Company Shares by the Company to the Buyer (the “Closing”) shall take place on or before May 31, 2004 at the offices of Sellers’ counsel, Abrams Anton P.A., 2255 Glades Road, Suite 411-E, Florida, 33431, at 10:00 a.m. E.S.T., or at such other time and place as the parties agree (the “Closing Date”).

9.01	Company’s and Guarantor’s Deliverables. At the Closing, the Company and Guarantor shall deliver or cause to be delivered to the Buyer, the following instruments and documents, in form and substance satisfactory to Buyer, against delivery of the items specified in Section 9.02:

(i)	Stock Transfer Power(s) and Certificate(s) representing the Company Shares being acquired in connection with the Transaction,

(ii)	The Company’s resolution approving the Transactions,

(iii)	The estimated Closing Balance Sheet;

(iv)	The Certificates and opinions required hereunder; and

(v)	Each of the contracts and agreements required under Section 7.01 hereunder; and

(vi)	Such other documents and instruments as are necessary or convenient to consummate the Transactions, including, but not limited to, resignations of certain officers and directors, and such consents, authorizations and assignments as shall be required hereunder.

9.02	Buyer Deliverables. At the Closing, Buyer shall deliver or cause to be delivered to the Company, the following instruments and documents, in form and substance satisfactory to the Company, against delivery of the items specified in Section 9.01:

(i)	Buyer shall pay the Purchase Price via cashier’s check or wire transfer;

(ii)	Each of the contracts and agreements, if any, required under Section 7.02 hereunder; and

(iii)	Such other documents and instruments as are necessary or convenient to consummate the Transactions.

(c)	Each party at any time after the Closing Date, will execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents and instruments of transfer, reasonably requested by the other party, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by the other parties for the purpose of complying with the terms of this Agreement.

9.03	Payment of Certain Liabilities. Contemporaneously with the closing Buyer, the Company and the Guarantor agree that the Company shall, utilizing the purchase price proceeds, pay those certain obligations (“Certain Liabilities”) listed on Schedule 9.03 listed hereto.

ARTICLE X
SURVIVAL; INDEMNIFICATION

10.01	Survival. The representations, warranties, covenants and agreements contained herein shall survive the Closing and any investigation made by the Buyer, the Guarantor or the Company. No action for a breach of the representations and warranties contained herein, or any covenant contained herein to be performed prior to the Closing Date, shall be brought more than six (6) months following the Closing Date, except for (a) claims arising out of the representations, warranties and covenants contained in Section 2.05 (which may not be brought more than one (1) year following the Closing Date), and Section 2.19, Section 2.26, Section 2.27, Section 2.28 and Section 3.04 (the “Specified Representations”) and (b) claims of which the Company and Guarantor have been notified with reasonable specificity by the Buyer, or claims of which the Buyer has been notified with reasonable specificity by the Company, within such applicable period(s).

10.02	Limits on Claims. If the Closing occurs, neither party shall be entitled to recover any damages for a breach of the representations and warranties contained herein or for the breach of any covenant to be performed prior to the Closing (a) unless and until such party’s aggregate claims therefor exceed $25,000.00 or (b) for any aggregate amount in excess of the combined Purchase Price; provided, that the claims for breaches of the representations, warranties and covenants contained in Sections 2.27, 2.28, 3.04, 4.02 and 5.04, shall not be subject to the foregoing limits and shall not be included in the determination of whether, jointly or severally, the limit in clause (b) has been reached.

10.03	Indemnification by the Company and the Guarantor. Subject to any applicable limitations set forth in Section 10.02 , the Company and the Guarantor, jointly and severally, hereby indemnify and hold the Buyer harmless from and against all claims, liabilities, obligations, costs, damages, losses and expenses of any nature (including reasonable attorneys fees), arising out of or relating to any breach of the representations, warranties, covenants or agreements of the Company or the Guarantor set forth herein for a period equal to the period of survival of such representations, warranties, covenants or agreements.

10.04	Indemnification by the Buyer. Subject to any applicable limitations set forth in Section 10.02, the Buyer, hereby indemnifies and holds the Company and the Guarantor harmless from and against all claims, liabilities, obligations, costs, damages, losses and expenses of any nature (including reasonable attorneys’ fees), arising out of or relating to any breach of the representations, warranties, covenants or agreements of the Buyer set forth herein for a period of one (1) year after closing.

10.05	Procedures for Indemnification of Third party Claims.

(a)	A party or parties entitled to indemnification hereunder with respect to a third party claim (the “Indemnified Party”) will give the party or parties required to provide such indemnification (the “Indemnifier”) prompt written notice of any legal proceeding, claim or demand instituted by any third party (in each case, a “Claim”) in respect of which the Indemnified Party is entitled to indemnification hereunder.

(b)	The Indemnifier shall have the right, by giving notice to the Indemnified Party within 10 days after receipt of notice from the Indemnified Party of a Claim, stating that the Indemnifier is responsible for such Claim, at its expense, to defend against, negotiate, settle or otherwise deal with any Claim with respect to which it is the Indemnifier and to have the Indemnified party represented by counsel, reasonably satisfactory to the Indemnified Party, selected by the Indemnifier; provided, that the Indemnified Party, may participate in any proceeding with counsel of its choice and at its expense; provided further, that the Buyer, at any time when it believes in good faith that the Claim with respect to which the Sellers are defending it or the Company, is having or will have a Material Adverse Effect, may assume the defense and settlement of such Claim in good faith, with counsel of its choice, and be fully indemnified therefor; and provided further, that the Indemnifier may not enter into a settlement of any Claim without the consent of the Indemnified Party unless such settlement requires no more than a monetary payment for which the Indemnified Party is fully indemnified.

(c)	The parties will cooperate fully with each other in connection with the defense, negotiation or settlement of any Claim.

ARTICLE XI
OTHER OBLIGATIONS OF THE PARTIES
DISCLOSURE BY PASSEN AND MAPLE LEAF

11.01	Grant of Options. In addition to the Company Shares to be purchased hereunder by Buyer, and for no additional consideration, the Company hereby grants to Buyer the irrevocable right and option to acquire up to 1,500,000 of Company Shares at a price of $.50 per share, exercisable at any time up to five (5) years after the Closing Date:

The Company shall take all steps necessary to cause such registration statements and other filings to be made in accordance with the Securities Act prior to, at or subsequent to Closing.

11.02	Disclosure of Passen/Maple Leaf Relation. Buyer hereby discloses to the Company and the Guarantor that Passen may or has become a shareholder, directly or indirectly, in Maple Leaf Distillers, Inc. (“Maple Leaf”) or an affiliate thereof. The parties hereto acknowledge that notwithstanding Maple Leaf’s planned ownership interest in the Company, Maple Leaf has contractual arrangements with competitors of the Company and subsequent to closing will continue to do business with such competitors, which may be in competition with the Company. The parties further agree and acknowledge that notwithstanding Passen’s fiduciary duties as a prospective director of the Company, that his ownership (or prospective ownership) interest in Maple Leaf is acceptable to the Company and the Guarantor. The Company hereby indemnifies Passen and Maple Leaf from and holds each of them harmless against any and all claims, losses, damages, costs, suits and expenses which either of them may incur as a result of any claim of conflict of interest or self-dealing, or the like, due to claims by any party, including other shareholders of the Company, relating to Passen’s ownership interest in Maple Leaf.

ARTICLE XII
COSTS

(a)	Each of the parties represents and warrants that he or it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement and, insofar as he or it knows, no broker is entitled to any commission or finder’s fee in connection with any of these transactions. The Company and Guarantor, on the one hand and each of the Buyer, on the other hand each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage, commission, or finder’s fee alleged to be payable because of any act, omission, or statement of the indemnifying party.

(b)	Except as may otherwise be provided in this Agreement, each party shall pay his or its own costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement. The Company shall pay legal fees of Robert A Shupack, Esq. and Abrams Anton P.A.

(c)	All documentary stamp taxes, and recording fees required by law in connection with the stock transfer, if any, shall be paid by the Company.

(d)	If any legal action or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and expenses, court costs and all expenses even if not taxable as court costs (including, but not limited to, all attorneys’ fees and expenses incident to any appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

ARTICLE XIII
PUBLICITY

        All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be planned and coordinated only with the parties jointly. The parties covenant that they and their respective agents will not disclose the nature of the financial matters of the transactions contemplated herein and/or the Purchase Price to any third party(ies) except for such persons and/or firms to whom disclosure is necessary for the analysis, consummation, authorization or approval of the transaction, without the prior written consent of the other parties, and they shall take all reasonable steps necessary to keep such matters confidential.

ARTICLE XIV
MISCELLANEOUS PROVISIONS

14.01	Entire Agreement. This Agreement represents the entire understanding and Agreement between the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and between such parties.

14.02	Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

14.03	Assignments. Except as otherwise provided herein, no party shall assign his or its rights and/or delegate his or its obligations hereunder without the prior written consent of each other party to this Agreement, said consent not to be unreasonably withheld. Passen may assign all or any part of his interest herein to (a) one (1) or more family members or other designated individuals but not as to more than Company Shares, and/or (b) an entity owned or controlled by Passen. Maple Leaf may assign all but not less than all of its interest herein to an entity owned or controlled by it.

14.04	Successors and Assigns. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, successors and permitted assigns.

14.05	Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including facsimile and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed in the following manner:

(a) if to the Company to: with a copy to: (b) if to the Guarantor to: with a copy to: (c) if to Selvin Passen, to: with a copy to:	New World Brands, Inc.

Robert A. Shupack, Esq.
4800 North Federal Highway, Suite 102-E
Boca Raton, FL 33431

Marvin Ribotsky

Robert A. Shupack, Esq.
4800 North Federal Highway, Suite 102-E
Boca Raton, FL 33431

Selvin Passen
2019 N.W. 20th Street
Ft. Lauderdale, FL 33315

Abrams Anton P.A.
Attn: William S. Kramer, Esq.
2255 Glades Road, Suite 411-E
Boca Raton, FL 33431

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (i) on the date delivered if by personal delivery; (ii) on the date telecommunicated if by telegraph; (iii) on the date of transmission with printed confirmation report if by facsimile; and (iv) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

14.06	Invalidity. If any part of this Agreement or any other Agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.

14.07	Gender. In this Agreement, the use of any gender shall be deemed to include all genders, and the use of the singular shall include the plural, wherever it appears appropriate from the context.

14.08	Waiver. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the rights of such party to require performance of that provision or to exercise any right, power or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

14.09	Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties hereto and their respective legal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

14.10	Remedies. No remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

14.11	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.12	Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida without regard to principles of conflicts of laws.

14.13	Jurisdiction and Venue. Any suit, action or other legal proceeding arising out of or relating to this Agreement shall be brought in a court of the State of Florida, Broward County, or in the United States District Court Southern District, having subject matter jurisdiction thereof, and both parties agree to submit to the jurisdiction of such forum.

14.14	Further Assurance. The parties hereby agree from time to time to execute and deliver such further and other transfers, assignments and documents and do all matters and things which may be convenient or necessary to more effectively and completely carry out the intentions of this Agreement.

14.15	Schedules and Exhibits. The Company is delivering to Buyer concurrent with the execution and delivery of this Agreement the following schedules referred to and incorporated by reference in this Agreement:

Schedule	Description
1.04(b) 2.02 2.03 2.05 2.05(d) 2.05(e) 2.07 2.08 2.10 2.11 2.14 2.15 2.17 2.18 2.19 2.20 2.23 2.24 2.25 2.26 7.01(j) 9.03	Exclusions from Net Liabilities
Foreign Jurisdictions
Subsidiaries
Capitalization
Options and Warrants
Stock Obligations
Material Adverse Changes
Material Contracts
Personal Property
Intellectual Property
Product Claims
Consents
Licenses and Permits
Tax Mattes
Litigation
Employees
Insurance Policies
Bank Accounts
Affiliate Transactions
Material Liabilities
New Board of Directors
Certain Liabilities to be paid at Closing

        The following exhibits are referred to and incorporated by reference in this Agreement:

Exhibit	Description
7.01(k) 7.02(g)	Company Opinion of Counsel Buyer's Opinion of Counsel

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

COMPANY: NEW WORLD BRANDS, INC. By:_____________________________ Harvey Bronstein, President GUARANTOR: ____________________________ MARVIN RIBOTSKY	BUYER: ____________________________ SELVIN PASSEN